News Release NYSE: BPL	Buckeye Partners, L.P. PO Box 368 Emmaus, PA 18049 (800) 422-2825

Contact:	Stephen R. Milbourne, Manager, Investor Relations smilbourne@buckeye.com (800) 422-2825

BUCKEYE PARTNERS, L.P. APPOINTS
ROBERT B. WALLACE AS SENIOR VICE PRESIDENT-FINANCE
AND CHIEF FINANCIAL OFFICER

     Emmaus, PA – September 1, 2004 . . . Buckeye Partners, L.P. (the “Partnership”), today announced the appointment of Robert B. Wallace as Senior Vice President-Finance and Chief Financial Officer of Buckeye Pipe Line Company LLC, the general partner of the Partnership. William H. Shea Jr., Chairman, President and Chief Executive Officer of the general partner, said, “Rob brings a wealth of experience to Buckeye related to capital markets, mergers and acquisitions, and financial analysis. In his previous position at UBS Securities LLC, he was an Executive Director in the energy corporate finance group. In this role, he had senior responsibility for UBS energy investment banking activities, including securities underwriting and mergers and acquisitions in connection with master limited partnerships. His extensive experience in the financial arena, particularly with publicly traded master limited partnerships, will provide significant benefits to Buckeye in the years ahead.”

     Prior to joining Buckeye, Mr. Wallace, who has more than 20 years of corporate finance experience, was an Executive Director in the UBS Energy Group from September 1997 to February 2004. Prior to joining UBS, Mr. Wallace held senior positions at Dean Witter Reynolds, and Shearson Lehman Brothers in New York. Mr. Wallace received a Master of Business Administration from New York University, and a Bachelor of Arts from St. Lawrence University.

     Mr. Wallace will succeed Steven C. Ramsey who had advised Buckeye earlier this year of his intention to pursue other interests. Mr. Ramsey has agreed to remain with Buckeye, on a consulting basis, for a transition period.

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Buckeye — Appointment of New Chief Financial Officer	Page 2

     Buckeye Partners, L.P., through its subsidiary partnerships, is one of the nation’s largest independent pipeline common carriers of refined petroleum products with nearly 3,800 miles of pipeline. The Partnership also operates approximately 1,400 miles of pipeline under agreements with major oil and chemical companies, and owns terminals in Illinois, Indiana, Michigan, New York, Ohio and Pennsylvania. For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

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This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership. You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed
Form 10-Q, for a more extensive list of factors that could affect results. Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in laws and regulations, including safety, tax and accounting matters; (3) competitive pressures from alternative energy sources; (4) liability for environmental claims; (5) improvements in energy efficiency and technology resulting in reduced demand; (6) labor relations; (7) changes in real property tax assessments; (8) regional economic conditions; (9) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (10) disruptions to the air travel system; (11) security issues relating to the Partnership’s assets; (12) interest rate fluctuations and other capital market conditions; and (13) the satisfaction of the conditions to the closing of the proposed Shell transaction. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

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